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                                  EXHIBIT 99.2

CONTACTS: Duane Kimble                            Ken Di Paola or Joel Pomerantz
          Baldwin Piano & Organ Company           The Dilenschneider Group
          (513) 754-4647                          (212) 922-0900


                         BALDWIN PIANO COMPLETES SALE OF
              RETAIL FINANCING UNITS TO DEUTSCHE FINANCIAL SERVICES

               SALE WILL SHARPLY REDUCE DEBT AND IMPROVE FOCUS ON
            BALDWIN'S CORE PIANO AND CONTRACT ELECTRONICS BUSINESSES

         Mason, Ohio, March 13, 2000 -- Baldwin Piano & Organ Company (NASDAQ:
BPAO) today announced that it has completed the sale of its two wholly owned retail financing units -- Keyboard Acceptance Corporation (KAC) and Signature Leasing Corporation (SLC)- to Deutsche Financial Services Corporation (DFS). Baldwin received gross proceeds of $35 million. After transaction expenses, Baldwin expects to net approximately $32.5 million for an after-tax gain of $700,000, or 20 cents per share.

         Karen L. Hendricks, Chairman, President, and Chief Executive Office of Baldwin said, "With this sale completed, Baldwin can focus on its two manufacturing-based businesses, pianos and contract electronics. Debt reduction and a significant deleveraging of our balance sheet will benefit our remaining businesses and our shareholders. Looking ahead, we feel we have an aggressive but realistic business plan that is clearly focused on returning the company to profitability."

         Key elements of the transaction include commitments from Baldwin to continue to use KAC and SLC to service the retail financing needs of its company-owned stores and to use Baldwin's retail outlets to sell pianos repossessed by KAC and SLC. Baldwin also agreed to retain a contingent obligation for certain past-due installment receivables for a period of two years.

                                     -more-

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         Baldwin Piano & Organ Company has marketed keyboard musical products for over 138 years. Baldwin, maker of America's best selling pianos, also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.

         Deutsche Financial Services Corporation, a unit of Deutsche Bank Group, is an international leader in providing financing and servicing programs that facilitate the product distribution and sales process. Programs and services include inventory financing, middle market secured lending, leveraged acquisition financing, non-funded service programs, consumer and commercial end-user financing, franchise financing, leasing, extended warranty programs and related financial services.

         Deutsche Financial Services Corporation, based in St. Louis, Missouri, operates across the United States, Canada, Europe and Puerto Rico. Deutsche Bank Group is the world's largest financial institution with assets in excess of $840 billion on December 31, 1999. Additional information about DFS may be found on the World Wide Web at http://www.dfsc.com.

                                      # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.